UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE

14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ANSYS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

April 3, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) to be held on Thursday, May 14, 2009, at 2:00 p.m. Eastern Time, at the Southpointe Club located at Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”).

The Annual Meeting has been called for the purposes of (i) electing three Class I Directors for three-year terms; (ii) ratifying the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm; and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 18, 2009 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Company’s Board of Directors as Class I Directors of the Company and “FOR” the ratification of Deloitte and Touche LLP as the Company’s independent registered public accounting firm.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 13, 2009. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

James E. Cashman III
President and
Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 14, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) will be held on Thursday, May 14, 2009, at 2:00 p.m. Eastern Time, at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”), for the purpose of considering and voting upon:

1.	The election of three Class I Directors for three-year terms;

2.	The ratification of the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 18, 2009 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

Sheila S. DiNardo
Vice President, General Counsel
and Secretary

Canonsburg, Pennsylvania

April 3, 2009

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 13, 2009. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

i

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 14, 2009

ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANSYS, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 14, 2009 at 2:00 p.m. Eastern Time at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of three Class I Directors for three-year terms, such terms to continue until the annual meeting of stockholders in 2012 and until such Directors’ successors are duly elected and qualified;

2.	The ratification of the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being made available to stockholders of the Company on or about April 3, 2009 in connection with the solicitation of proxies for the Annual Meeting, and the Notice of Internet Availability of Proxy Materials is first being mailed to stockholders of the Company on or about April 3, 2009. The Board of Directors has fixed the close of business on March 18, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 87,404,846 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 329 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the Class I Directors. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class I Directors and, therefore, will not have an effect on the election of the Class I Directors.

The affirmative vote of holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the approval of the ratification of the selection of the independent registered public accounting firm. Abstentions will be counted as voting against the ratification of the selection of the independent registered public accounting firm.

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Directors listed in this Proxy Statement and the ratification of the Company’s selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm. It is not anticipated that any matters other than the election of three Class I Directors and the ratification of the Company’s selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm, will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from Internet access providers, which must be paid by the stockholder.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2008 (“Fiscal 2008”), is being made available to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

DISCUSSION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with three Directors in Class I, three Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting.

At the Annual Meeting, three Class I Directors will be elected to serve until the annual meeting of stockholders in 2012 and until such Directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Peter J. Smith, Bradford C. Morley and Patrick J. Zilvitis for re-election as Class I Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Peter J. Smith, Mr. Morley and Mr. Zilvitis as Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for re-election and to serve, if elected, as Directors. However, if any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominees as Class I Directors of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS I DIRECTORS OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has selected the accounting firm of Deloitte and Touche LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009. Deloitte and Touche LLP is considered by our management to be well-qualified. A representative of Deloitte and Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although we are not required to submit the ratification of the selection of our independent registered public accounting firm to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Deloitte and Touche LLP, our Directors will consider the vote and the reasons for it in future decisions on the selection of independent registered public accounting firms.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR BOARD OF DIRECTORS

Director Profiles

Set forth below is certain information regarding our Directors, including the Class I Directors who have been nominated for election at our Annual Meeting.

Name	Age	Director Since
Class I—Term Expires 2009
Peter J. Smith*	64	1994
Bradford C. Morley (1)(3)*	62	2001
Patrick J. Zilvitis (1)(3)*	66	2000
Class II—Term Expires 2010
Zoltan J. Cendes	62	2008
Jacqueline C. Morby (2)	71	1994
Michael C. Thurk (1)	56	2007
Class III—Term Expires 2011
James E. Cashman III	55	2000
William R. McDermott (2)	47	2007
John F. Smith (2)(3)	74	1995

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation and Stock Option Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The principal occupation and business experience for at least the last five years for each of our Directors is set forth below.

Peter J. Smith has been Chairman of our Board of Directors since July 1995. Mr. Smith served as President until April 1999 and Chief Executive Officer until February 2000. Prior to joining the Company, Mr. Smith was Vice President of European Operations for Digital Equipment Corporation from 1991 to 1994. Previously, he managed Digital’s worldwide applications development and marketing activities, including its engineering systems group which focused on CAD and CAM, graphics and general engineering software business. Mr. Smith is also a Director of Accellos Inc., a supply chain software solutions company. He is the past Chairman of Bluesocket, Inc., Neartek, Inc. and the Martin Group, and a former Director of NxTrend Inc.

James E. Cashman III has been our Chief Executive Officer since February 2000 and President since April 1999. Mr. Cashman served as our Senior Vice President of Operations from September 1997 to April 1999. Prior to joining the Company, Mr. Cashman was Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing, from 1995 to 1997. From 1994 to 1995, he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1994 in a number of sales and technical positions. Mr. Cashman is also a Vice-Chairman of the Pittsburgh Technology Council and a Board Member of the Carnegie Museum of Natural History.

Zoltan J. Cendes has served as a Director of the Company since July 2008. From 1996 to 2008, Dr. Cendes served as Chairman of the Board and Chief Technology Officer at Ansoft Corporation, which he founded in 1984. Prior to forming Ansoft, Dr. Cendes worked for six years as an engineer at General Electric Corporation. In 1980, he was appointed Associate Professor of Electrical Engineering at McGill University and, in 1982, joined the Department of Electrical and Computer Engineering at Carnegie Mellon University, where he served as Professor until 1996. A fellow of the Institute of Electrical and Electronics Engineers (IEEE), Dr. Cendes received the IEEE Antennas and Propagation Society (IEEE AP-S) Distinguished Achievement Award in 2008. In addition, he has served on the editorial board of IEEE Spectrum, on the International Steering Committee of the COMPUMAG Conference, and as an IEEE AP-S Distinguished Lecturer.

William R. McDermott has served as a Director of the Company since July 2007. Mr. McDermott is the President and Chief Executive Officer of SAP Global Field Operations and a member of the Executive Board of SAP AG. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales & Operations at Siebel Systems and as President of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including President of U.S. Major Account Organization and Senior Vice President / General Manager of Xerox Business Systems. He serves on the board of directors of Under Armour, Inc., a performance apparel company dedicated to technologically advanced products, and PAETEC Communications, a nationwide integrated communications provider.

Jacqueline C. Morby has served as a Director of the Company since February 1994. Ms. Morby began retirement and became Senior Advisor of TA Associates, Inc. in 2003 and was Managing Director or a partner of TA Associates, Inc. or its predecessor from 1982 to 2003. Ms. Morby is also a Director of Axioma, Inc., a financial software company, and Pacific Life Corporation, a life insurance company.

Bradford C. Morley has served as a Director of the Company since February 2001. From 1994 through 2007, Mr. Morley served as a Director for various high technology software companies, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, and CoCreate Software, Inc., where he served as Chairman of the Board. From 1990 to 1993, Mr. Morley was President of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for fifteen years at Structural Dynamics Research Corporation, where he served as Senior Vice President and General Manager.

John F. Smith has served as a Director of the Company since December 1995. Mr. Smith is currently a venture advisor for Flagship Ventures, an investment group that initiates and manages companies from the earliest stage of technology innovations, and was a venture partner since 2000. Mr. Smith served as the President of PerSeptive Biosystems, a life sciences company, from 1996 to 1999, and as Chief Operating Officer and Senior Vice President of Digital Equipment Corporation from 1986 through 1994. Mr. Smith is a Director of DataCore Software Corporation, a privately-held software vendor specializing in storage control, storage management and storage consolidation.

Michael C. Thurk has served as a Director of the Company since May 2007. Mr. Thurk is currently the managing partner for Mariposa Consulting, LLC. From 2006 to 2008, Mr. Thurk served as Chief Operating Officer and member of the board at Avaya, Inc. He also held the position of President, Global Communications Solutions, and Group Vice President, Systems at Avaya since 2002. Mr. Thurk has also held management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was Executive Vice President, Division Data Backbone and Optical Networks and President, Ericsson Datacom, Inc. Before Ericsson, Mr. Thurk was President of Xyplex Networks and a vice president with General DataComm. Prior to that, he worked for Digital Equipment Corporation in various senior roles and as a vice president responsible for enterprise network related businesses. Mr. Thurk is a Director of Acme Packet, Inc., a company specializing in session border control solutions, and a Director of RMI Corporation, a fabless semiconductor company.

Patrick J. Zilvitis has served as a Director of the Company since July 2000. Mr. Zilvitis was Chief Information Officer and Corporate Vice President of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. Prior to 1992, Mr. Zilvitis managed the Consulting Services business at Digital Equipment Corporation. Mr. Zilvitis is a Director of StockerYale, Inc., a designer and manufacturer of structured light lasers, LED modules and specialty optical fibers.

Director Independence

Our Board of Directors has determined that each of Mr. McDermott, Ms. Morby, Mr. Morley, Mr. John F. Smith, Mr. Thurk and Mr. Zilvitis is an “independent director” in accordance with NASDAQ listing requirements. Therefore, we currently have a majority of “independent directors.”

Corporate Governance Guidelines

Our Board of Directors has approved and adopted Corporate Governance Guidelines to (i) promote the effective functioning of our Board and its committees and (ii) provide the framework for corporate governance of the Company. The Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted the ANSYS, Inc. Code of Business Conduct and Ethics, which applies to all employees, officers and Directors of the Company and its subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics also meets the requirements of corporate governance under the listing standards of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.” We will also provide a copy of our Code of Business Conduct and Ethics to stockholders upon request, and intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or Directors, on our website at www.ansys.com.

Meetings of Our Board of Directors

Our Board of Directors held thirteen (13) meetings during Fiscal 2008. Each of our incumbent Directors attended at least 85% of the total number of meetings of our Board and of the committees of which he or she was a member during Fiscal 2008.

Meetings of Our Independent Directors

Our independent Directors regularly meet in executive sessions outside of the presence of management. Currently, our independent Directors are Mr. McDermott, Ms. Morby, Mr. Morley, Mr. John F. Smith, Mr. Thurk and Mr. Zilvitis. The presiding Director for these meetings is currently Mr. Zilvitis. Any interested party who wishes to make his or her concerns known to our independent Directors may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to Mr. Zilvitis.

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2008 annual meeting: James E. Cashman III, Peter J. Smith, William R. McDermott, Jacqueline C. Morby, Bradford C. Morley, John F. Smith, Michael C. Thurk and Patrick J. Zilvitis.

Stockholder Communications with Our Board of Directors

Any stockholder desiring to send communications to our Board of Directors, or any individual Director, may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to our Board of Directors or the particular Director, as the case may be.

Committees of Our Board

Our Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation and Stock Option Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”).

Audit Committee

Our Audit Committee selects our independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with our independent registered public accounting firm, reviews with management and our independent registered public accounting firm the Company’s quarterly and annual operating results, reviews our periodic disclosures related to the Company’s financial statements, considers the adequacy of our internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees our risk management policies and practices, and establishes policies for business values, ethics and employee relations.

Our Audit Committee currently consists of the following three (3) Directors: Bradford C. Morley, Michael C. Thurk and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 4350(d) of the NASDAQ listing requirements and the Securities Exchange Act of 1934 (“Exchange Act”) and as such term is defined in Rule 4200 of the NASDAQ listing requirements. Our Board of Directors has determined that Bradford C. Morley and Patrick J. Zilvitis each qualify as an “audit committee financial expert.” During Fiscal 2008, our Audit Committee held four (4) meetings and all members attended each meeting. Our Audit Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualification of existing Directors and is responsible for corporate governance oversight.

Our Nominating and Corporate Governance Committee currently consists of the following three (3) Directors: Bradford C. Morley, John F. Smith and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 4350(c) and as such term is defined in Rule 4200 of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held three (3) meetings in Fiscal 2008 and all members attended each meeting. Our Nominating and Corporate Governance Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee is responsible for reviewing and recommending the compensation of our Chief Executive Officer, reviewing and approving the compensation of all of our executive officers, overseeing general compensation levels, policies and programs for our employees as a group, approving and administering our equity plans, including our Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (“Option Plan”) and Second Amended and Restated ANSYS, Inc. Employee Stock Purchase Plan (“ESPP”), and succession planning for our senior management. To the extent not established by our Board, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-employee Directors.

Our Compensation Committee currently consists of the following three (3) Directors: William R. McDermott, Jacqueline C. Morby and John F. Smith, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 4350(c) and as such term is defined in Rule 4200 of the NASDAQ listing requirements. Ten (10) meetings of our Compensation Committee were held during Fiscal 2008 and all members attended at least 90% of the meetings. Our Compensation Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 4200 of the NASDAQ listing requirements. We are not aware of any Compensation Committee interlocks.

Director Compensation

We compensate our non-affiliate independent Directors through a mix of cash and equity-based compensation. Since April 1, 2006, our non-affiliate independent Directors have received an annual retainer of $40,000 and an annual retainer of $10,000 for each member of the Audit Committee ($20,000 for the Chairman), $10,000 for each member of the Compensation Committee ($15,000 for the Chairman), and $5,000 for each member of the Nominating and Corporate Governance Committee ($7,500 for the Chairman), all paid quarterly in arrears. For the period January 1, 2008 through March 31, 2008, our non-affiliate independent Directors also received, at their option, (i) a grant of 7,200 deferred stock units (“DSUs”), which are rights to receive shares of our Common Stock upon termination of service as a Director, or (ii) options to purchase 24,000 shares of our Common Stock. For the period April 1, 2008 through December 31, 2008, equity grants to our non-affiliate independent Directors who have served on our Board for one or more years were decreased and they received, at their option, (i) a grant of 5,600 DSUs, or (ii) options to purchase 16,000 shares of our Common Stock. The DSU and option grants are all awarded quarterly in arrears in accordance with our Option Plan and our Equity Grant Policy. Under our Equity Grant Policy, which is described on page 20 of this Proxy Statement, the exercise price of all options granted is equal to the closing price of the Common Stock on the date of grant. Pursuant to our Option Plan and our stock option agreements with each non-affiliate independent Director, all stock options awarded to non-affiliate independent Directors are subject to “single trigger” vesting and shall become fully vested in the event of a change of control of the Company.

Directors who are also our employees do not receive cash or equity compensation for service on the Board.

Director Stock Ownership Guidelines

On December 14, 2005, our Board approved stock ownership guidelines for Directors. Under these guidelines, all members of our Board are required to own a minimum of 2,000 shares of our Common Stock and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William R. McDermott	$50,000	$286,722	—	—	—	—	$336,722
Jacqueline C. Morby	$50,000	—	$304,512	—	—	—	$354,512
Bradford C. Morley	$65,000	—	$304,512	—	—	—	$369,512
John F. Smith	$60,000	$187,282	$82,333	—	—	—	$329,615
Michael C. Thurk	$50,000	$205,954	$82,333	—	—	—	$338,287
Patrick J. Zilvitis	$57,500	$187,282	$82,333	—	—	—	$327,115

(1)	Mr. James E. Cashman III, Mr. Peter J. Smith and Dr. Zoltan J. Cendes, each of whom is a Director of our Company, have been omitted from this table because they receive no compensation for serving on our Board. Mr. Cashman’s compensation as CEO for Fiscal 2008 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 11. Mr. Smith’s compensation as our Chairman for Fiscal 2008 consisted of the following: (1) $120,000 base salary; (2) $7,200 auto allowance; (3) $977 reimbursement for auto usage-related expenses; (4) $5,406 Company contributions to defined contribution and 401(k) plans; and (5) option grants for a total of 20,000 stock options. Mr. Smith’s option grants occurred on February 27, 2008, May 15, 2008, August 15, 2008 and November 14, 2008 during open trading windows, have an exercise price of $38.56, $45.65, $46.68 and $28.40, respectively, equal to the closing price of the Common Stock on the respective grant dates, vest in installments over four years and have seven-year lives. The grant date fair value of each stock option awarded to Mr. Smith was $82,333 on February 27, 2008, $101,137 on May 15, 2008, $74,543 on August 15, 2008 and $46,500 on November 14, 2008, computed in accordance with Financial Accounting Standards Board Statement No. 123R (“SFAS 123R”).
(2)	Refer to Note 2, “Stock-Based Compensation” beginning on page 62 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2009 for the relevant assumptions used to determine the valuation of our stock awards and option awards. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, in accordance with SFAS 123R, of stock options issued in 2008 pursuant to our Option Plan. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee Directors.
(3)	The aggregate number of non-employee Director stock options outstanding as of our December 31, 2008 fiscal year end was 540,860 and the aggregate number of non-employee Director stock awards outstanding was 23,020. The following are the aggregate numbers of stock option awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2008: Ms. Morby: 59,000; Mr. Morley: 149,860; Mr. J. Smith: 186,000; Mr. Thurk: 15,000; and Mr. Zilvitis: 131,000. The following are the aggregate numbers of DSU awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2008: Mr. McDermott: 8,820; Mr. J. Smith: 4,600; Mr. Thurk: 5,000; and Mr. Zilvitis: 4,600.

(4)	The grant date fair value of each stock option awarded to our non-affiliate independent Directors was $13.72 on February 27, 2008, $16.86 on May 15, 2008, $18.64 on August 15, 2008 and $11.63 on November 14, 2008, computed in accordance with SFAS 123R.

Transactions with Related Persons

We have adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Company’s Board of Directors, and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be the beneficial owner of more than five percent of our Common Stock as of December 31, 2008. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”).

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
FMR LLC 82 Devonshire Street Boston, MA 02109	7,931,825	(1)	8.84%
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	4,813,223	(2)	5.37%

(1)	The information reported is based on a Schedule 13G/A filed with the SEC on February 17, 2009 reporting beneficial ownership as of December 31, 2008.
(2)	The information reported is based on a Schedule 13G/A filed with the SEC on January 27, 2009 reporting beneficial ownership as of December 31, 2008.

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of January 30, 2009, based on their representations to the Company. All such information was provided by the stockholders listed and reflects their beneficial ownership as of January 30, 2009.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Peter J. Smith (3)	348,584	*
James E. Cashman III (4)	1,764,342	1.97%
Zoltan J. Cendes (5)	945,159	1.06%
Maria T. Shields (6)	269,876	*
Sheila S. DiNardo (7)	90,572	*
Brian C. Drew (8)	46,050	*
Joseph C. Fairbanks, Jr. (9)	122,134	*
William R. McDermott (10)	10,220	*
Jacqueline C. Morby (11)	145,700	*
Bradford C. Morley (12)	112,235	*
John F. Smith (13)	195,332	*
Michael C. Thurk (14)	10,150	*
Patrick J. Zilvitis (15)	116,000	*
All executive officers and Directors as a group (17 persons) (16)	4,596,834	5.14%

*	Less than 1%.
(1)	Except as otherwise indicated, addresses are c/o ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of January 30, 2009 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after January 30, 2009. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after January 30, 2009 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of January 30, 2009, a total of 89,400,789 shares of Common Stock were issued and outstanding.
(3)	Includes vested options to purchase 177,000 shares. Excludes unvested options to purchase 47,000 shares.
(4)	Includes vested options to purchase 1,411,180 shares. Excludes unvested options to purchase 452,500 shares.
(5)	Includes vested options to purchase 318,636 shares.
(6)	Includes vested options to purchase 241,000 shares. Excludes unvested options to purchase 94,000 shares.
(7)	Includes vested options to purchase 83,625 shares. Excludes unvested options to purchase 73,875 shares.
(8)	Includes vested options to purchase 21,000 shares. Excludes unvested options to purchase 65,000 shares.
(9)	Includes vested options to purchase 112,250 shares. Excludes unvested options to purchase 99,750 shares.
(10)	Includes 10,220 deferred stock units (DSUs).
(11)	Includes vested options to purchase 12,000 shares. Excludes unvested options to purchase 47,000 shares.
(12)	Includes vested options to purchase 102,860 shares. Excludes unvested options to purchase 47,000 shares.
(13)	Includes 6,000 deferred stock units (DSUs). Includes vested options to purchase 153,000 shares. Excludes unvested options to purchase 33,000 shares.
(14)	Includes 6,400 deferred stock units (DSUs). Includes vested options to purchase 3,750 shares. Excludes unvested options to purchase 11,250 shares.
(15)	Includes 6,000 deferred stock units (DSUs). Includes vested options to purchase 98,000 shares. Excludes unvested options to purchase 33,000 shares.
(16)	Includes 28,620 deferred stock units (DSUs). Includes vested options to purchase 3,020,951 shares. Excludes unvested options to purchase 1,164,125 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that no Section 16 Person filed a late report.

OUR EXECUTIVE OFFICERS

Named Executive Officer Profiles

The names and ages of our named executive officers, and the principal occupation and business experience for at least the last five years for each named executive officer who is not also a Director, are set forth below as of December 31, 2008.

Name	Age	Position
James E. Cashman III (1)	55	President and Chief Executive Officer (“CEO”)
Maria T. Shields	44	Chief Financial Officer (“CFO”)
Joseph C. Fairbanks, Jr	54	Vice President, Sales & Support
Brian C. Drew	51	Vice President, Central Development Unit
Sheila S. DiNardo	48	Vice President, General Counsel & Secretary

(1)	Mr. Cashman is also a Director and his biographical information appears on page 4.

Maria T. Shields has been our Chief Financial Officer and Vice President, Finance and Administration since September 1998. Previously, she served as our Corporate Controller since September 1994 and as a Vice President since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte and Touche LLP, including that of Audit Manager. Ms. Shields holds a Bachelor of Science degree in Accounting from Pennsylvania State University.

Joseph C. Fairbanks, Jr. has been our Vice President, Worldwide Sales and Support since October 2001. Prior to joining the Company, Mr. Fairbanks was President and Chief Operating Officer for Black Oak Computer Services Incorporated from August 2000 to October 2001. Prior to Black Oak, Mr. Fairbanks was the Vice President, Sales and Marketing for the IBM Business Unit of Avnet Hallmark, an IBM distributor, from August 1997 to August 2000. Prior to August 1997, Mr. Fairbanks was the Director of Sales Operations for Aspen Technology, a chemical engineering software company. Mr. Fairbanks majored in Computer Sciences at West Chester University.

Brian C. Drew has been our Vice President and General Manager of the Central Development Business Unit since November 2006. Prior to joining the Company, Mr. Drew was the Vice President of Product Development & Internal Services at Fluent Inc. since July 1999. He became Fluent’s Business Unit Director for the Power Generation industry and the ICEPAK business unit in April 1995 after serving as Fluent’s Sales Director for North America since April 1991. Prior to Fluent, Mr. Drew’s industrial experience includes the design of rocket engines and spacesuits at Hamilton Sundstrand and the development of high heat flux cooling systems at Creare Inc. Mr. Drew holds Bachelor and Master of Science degrees in Mechanical Engineering from Georgia Institute of Technology.

Sheila S. DiNardo has been our Vice President, General Counsel and Secretary of the Company since January 2004. Prior to joining the Company, Ms. DiNardo was a Shareholder with the law firm of Buchanan Ingersoll & Rooney, P.C. Prior to the practice of law, Ms. DiNardo held various management positions in the finance and technology sectors. Ms. DiNardo holds an A.B. in Economics from Georgetown University, a Master of Science with a concentration in Finance from the Carnegie Mellon University Tepper School of Business, and a J.D. from the University of Pittsburgh School of Law.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. Our Compensation Committee is solely responsible for determining each element of the compensation of our CEO, James E. Cashman III. Since each of the other named executive officers reports to Mr. Cashman, he prepares an analysis for our Compensation Committee recommending each element of the compensation to be paid to the other named executive officers. Our Compensation Committee, however, has final approval over all compensation decisions and may accept or adjust such recommendations as it determines in the best interests of the Company and its stockholders. Our Compensation Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Throughout this Proxy Statement, the individuals who served as our CEO and CFO during Fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 24, are referred to as the “named executive officers” or “NEOs.”

Objectives of Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead to our long-term success and enhance stockholder value. Each element of our compensation program supports these objectives. Accordingly, our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by us, which currently include a 401(k) plan, an employee stock purchase plan, and health care and other insurance programs. The benefit programs available to executives are the same as those available to all other eligible employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee is comprised solely of non-affiliate independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee makes all decisions regarding the compensation of our CEO, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining and recommending to our Board the CEO’s compensation based on that evaluation. As noted above, our CEO prepares an analysis for our Compensation Committee recommending each element of compensation to be paid to all other named executive officers, which our Compensation Committee may accept or adjust as it determines appropriate. To the extent not established by our Board of Directors, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-affiliate independent Directors.

Our Chairman, CEO, Vice President of Human Resources and our external compensation consultant provide advice, analysis and recommendations to our Compensation Committee.

Setting Executive Compensation

To achieve our compensation objectives, our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward executives for achieving such goals. In furtherance of these goals, our Compensation Committee has engaged Frederick W. Cook & Co. (“F.W. Cook”), an independent compensation consulting firm, to conduct a review of the total compensation program for our CEO and CFO, as well as for other key executives. F.W. Cook provides our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our CEO and the recommendations made by our CEO for our CFO and other executives.

Cash Compensation

In setting executive compensation, our Compensation Committee reviews all of the elements of each executive officer’s total compensation, and considers the analysis and recommendations of its compensation consultant, industry surveys and comparison with internally and externally developed peer group companies within our industry and, in the case of NEOs other than Mr. Cashman, Mr. Cashman’s recommendations. The peer companies developed by F.W. Cook and considered in setting base salaries and target bonuses for 2008 are the following:

Advent Software, Inc.	Lawson Software, Inc.	Parametric Technology Corp.
Ansoft Corporation	Manhattan Associates Inc.	QUEST Software, Inc.
FactSet Research Systems, Inc.	Mentor Graphics Corp.	Synopsys, Inc.
Fair Isaac Corporation	MicroStrategy, Inc.	TIBCO Software Inc.
Informatica Corporation	MTS Systems Corporation

In relation to these peer companies as of the date of F.W. Cook’s analysis, our Company was at the 25th percentile in revenue and number of employees, was at the 50th percentile in net income, was between the 50th and 75 th percentiles in net income growth and was at or above the 75th percentile in market capitalization, 1-year revenue growth, 1-year total stockholder return, 3-year revenue growth, 3-year net income growth and 3-year total stockholder return.

In setting Mr. Cashman’s cash compensation for 2008, our Compensation Committee established a base salary and target bonus at a mid-point level in relation to the peer companies listed above. Mr. Cashman was at the 50th percentile of the peer companies listed above for total cash compensation.

In his analysis for the cash compensation to be paid to the other named executive officers for 2008, among other considerations described in greater detail below under the subsections entitled “Base Salaries Awarded in 2008” and “Total Cash Compensation Awarded in 2008,” Mr. Cashman focused principally on internal equity compensation comparisons, and also considered the following factors: compensation levels of peers, legacy compensation levels, individual development and growth relative to Company performance. In setting the 2008 Compensation Plans, Mr. Cashman started with the total cash compensation plan for each executive for the prior year (“2007 Compensation Plans”), and then considered the peer companies listed above and also specifically benchmarked each executive utilizing both publicly available compensation data and qualitative comparisons against a different set of peers consisting of the following companies:

Agile Software Corporation	Moldflow Corporation
Ansoft Corporation	MSC Software Corporation
Aspen Technology, Inc.	Parametric Technology Corporation
MAGMA Software

Mr. Cashman selected this set of peer companies because of their similar business characteristics, comparable size and readily available public information. His process for formulating compensation recommendations for the other named executive officers is independent of our Compensation Committee’s process for setting compensation for the CEO. The recommendations are then reviewed by the Compensation Committee, which makes the final determination with respect to compensation. Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo were at a mid-point range of the peer companies utilized by Mr. Cashman in making his recommendations for the total cash compensation for 2008.

Equity Compensation

Equity compensation for 2008 for all NEOs was determined by our Compensation Committee after the Company’s acquisition of Ansoft Corporation on July 31, 2008. Accordingly, we utilized an updated compensation analysis prepared by F.W. Cook considering the increased size and growth of the Company. The peer companies developed by F.W. Cook and considered in setting equity compensation for 2008 are the following:

Advent Software, Inc.	Digital River, Inc.	QUEST Software, Inc.
Akamai Technologies, Inc.	Equinix, Inc.	Red Hat, Inc.
Aspen Technology, Inc.	FactSet Research Systems, Inc.	salesforce.com, inc.
BMC Software, Inc.	Informatica Corporation	Synopsys, Inc.
Cadence Design Systems, Inc.	Jack Henry & Associates	TIBCO Software Inc.
Citrix Systems, Inc.	McAfee, Inc.	Verisign, Inc.
Compuware Corporation	Nuance Communications, Inc.
Concur Technologies, Inc.	Parametric Technology Corp.

Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew were below the 25th percentile, and Ms. DiNardo was at the 25th percentile, for 2008 equity compensation in relation to the peer companies listed immediately above. Our Compensation Committee determined that this range was appropriate considering the factors described below for equity compensation, as well as our historic equity grant levels, the equity grants to the employee population generally and each executive’s overall level of compensation.

Elements of Executive Compensation and Allocation among Elements

Our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balanced focus on shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	performance against corporate, individual and organizational objectives for the fiscal year;

•	importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

•	contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they have taken throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that by rewarding decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, as appropriate, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. However, our Compensation Committee does not structure compensation so that significant compensation derived from one component of compensation negates or offsets compensation from other components. While our Compensation Committee does not have a policy for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term incentive compensation, historically our Compensation Committee has allocated a greater percentage of an employee’s total compensation to equity compensation as he or she becomes more senior in the organization.

Base Salary, Cash Bonus and Total Cash Compensation

The broad-based macroeconomic decline began in mid-2008 after our Compensation Committee had established cash compensation for executives for 2008. Notwithstanding this challenging environment, we were able to achieve 100% of our revenue target and to overachieve on our operating profit and earnings per share internal financial plan for 2008. Accordingly, no downward adjustments to base salary or target bonus were made during the year as the result of the macroeconomic environment. In addition to achieving our operational financial targets, we were successful in acquiring Ansoft. The base salaries and target bonuses of two NEOs were adjusted upward to reflect their additional goals resulting from the Ansoft acquisition.

Our NEOs are significantly impacted by the decline in the world economy and the Company’s stock price as the compensation plans of our NEOs are more heavily weighted with equity compared to other employees and officers, so that their interests are aligned with the interests of our stockholders. Since the Company has experienced a significant decline in the price of its common stock during the second half of 2008 as the result of market conditions, total compensation of our NEOs has been significantly negatively impacted by this stock price decline in line with the impact on our stockholders.

In setting executive compensation for 2009, our Compensation Committee considered macroeconomic conditions as part of their deliberations on the elements, total mix and quantitative levels of the 2009 executive compensation program, and has determined to hold NEO base salaries and target bonuses to 2008 levels with no increase for 2009.

Cash Compensation Generally

Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at market levels deemed appropriate by our Compensation Committee, while cash bonuses are designed to reward our executives for the achievement of shorter-term financial goals and individual performance objectives. Our base salary determinations principally reflect the skills and performance levels of individual executives, our needs, and pay practices of comparable public companies. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries conservatively at or below a midpoint level relative to an appropriate set of peers. We believe this policy sets a prudent and fiscally responsible tone for our overall base salary compensation programs, while still enabling us to attract and retain employees who can contribute to our long-term success.

Cash bonuses effectively link individual contributions to overall business and individual performance and encourage executives to increase stockholder value in both the short and long term. Our philosophy with respect to the allocation of our overachievement of earnings in the form of cash bonuses is to reward our stockholders first and then to allocate bonus payments first to our employees and then to senior management and the CEO. The amount of cash incentive bonus payments to be awarded to all executives including the CEO depends upon the achievement of corporate performance in the key areas of revenue growth, operating profit and earnings per share in accordance with internal plan goals, which are established by our Board prior to the start of each fiscal year. Bonus payments up to 100% of target are based upon the achievement of these internal plan goals. Since 2000, the Company has failed to achieve its internal plan revenue goal as often as it has achieved it. Bonus payments exceeding 100% of target are determined based upon our overachievement of earnings. Individual differences in payments above or below 100% of target are based on individual performance factors depending on the particular executive’s role. Target bonuses for our executives range from 30% to 100% of base salary for Fiscal 2008, depending on the specific role and job responsibilities held by each of our executives. Our CEO’s cash bonus is determined semi-annually and at year-end by our Compensation Committee based on corporate, individual and organizational performance at mid-year and year-end. Cash bonuses recommended by Mr. Cashman for our other executive officers are determined by our Compensation Committee quarterly and at year-end.

Base Salaries Awarded in 2008

In setting base salary compensation for Mr. Cashman for 2008, our Compensation Committee began by considering his planned and actual 2007 total compensation. They then analyzed the compensation practices of the peer companies listed on page 11 and targeted a mid-point range for 2008 base salary. Our Compensation Committee selected the mid-point as the appropriate point of comparison because we have moderately conservative compensation practices and want to balance our goals of retaining and rewarding our executives and serving our stockholders’ interests by not being a compensation leader. Mr. Cashman’s base salary for 2008 of $510,000 was within the mid-point range at 103% of the median for the peer companies listed on the top of page 13.

In his analysis for the base salaries to be paid to the other named executive officers for 2008, Mr. Cashman focused principally on internal equity compensation comparisons, and also considered the following factors: compensation levels of peers, executive compensation trend lines, legacy compensation levels, individual development and growth relative to Company performance. In setting the 2008 Compensation Plans, Mr. Cashman started with the 2007 Compensation Plans, and then considered the peer companies listed on the top of page 13 and also specifically benchmarked each executive against the smaller set of peer companies listed at the bottom of page 13 under “Setting Executive Compensation,” to test the reasonableness of his base salary recommendations, and adjusted downward for geographic cost of living differences using Standard Metropolitan Statistical Area metrics based on his belief that the cost of living is lower in certain regions where executives are located. In setting total cash compensation for 2008, Mr. Cashman compared the 2007 Compensation Plans for Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo to the peer company data, qualitative comparisons to peer company management teams and executive compensation trend lines. His recommendations for total cash compensation for 2008 reflected such considerations, as well as adjustments from the 2007 Compensation Plans and actual compensation paid in 2007 to achieve internal equity among the combined executive team considering each executive’s role, responsibilities, individual development and growth relative to Company performance.

The base salaries for Ms. Shields ($215,000), Mr. Fairbanks ($225,000), Mr. Drew ($180,000) and Ms. DiNardo ($165,000) established for 2008 were principally determined based on internal equity considerations, as well as the data and qualitative factors referred to in the foregoing paragraph. Our Compensation Committee concurred with Mr. Cashman’s recommendations upon review of his analysis.

Cash Bonuses Awarded in 2008

Our Compensation Committee awarded cash bonuses at or greater than 100% of target amounts for Fiscal 2008 because of our achievement and overachievement of internal plan goals and because of achievement of our 2008 executive bonus plan approved by our Compensation Committee. Under our executive bonus plan for 2008, target bonuses were set between 30% and 100% of base salary depending on the role and individual goals for each executive. As noted above, annual bonus payments up to 100% of target for executives are based on our achievement of internal plan goals, while cash bonus payments above 100% of target are determined based upon our corporate overachievement of earnings, and individual differences in bonus payments for each executive depend on performance relative to individual goals.

Individual goals for Mr. Cashman included achievement of corporate operational objectives relating to revenue, profit, cash position and earnings per share. Our Compensation Committee also considered individual goals relating to achievement in our organic growth as well as the quality of our strategic acquisition process and implementation, including the acquisition and integration of Ansoft. Our Compensation Committee also focused on certain organizational development goals in support of our longer term strategies, such as progress in succession planning and the enhancement of management and organizational development. It further considered the attainment of customer satisfaction goals and the continued enhancement of our investor base. Mr. Cashman was successful in achieving the corporate operational goals in 2008 because we achieved our internal financial plan at 100% for revenue and overachieved our internal financial plan at 113% for operating profit and 118% for earnings per share. Mr. Cashman’s cash bonus award also reflects his level of over or under achievement of specific individual goals as determined by our Compensation Committee and Board.

Individual goals for Ms. Shields in 2008 included improvements in the organization and staff development, corporate governance, sales operations, business modeling and acquisitions effectiveness. Individual goals for Mr. Fairbanks in 2008 included improvements in the development of a scalable, motivated, effective sales organization, forecast accuracy, services development and marketing integration. Individual goals for Mr. Drew in 2008 included organization of an integrated development function, product development, product management, staff development, key function leadership and common quality processes. Individual goals for Ms. DiNardo in 2008 included strategic guidance on all legal-related issues, continued evolution of a global legal, corporate governance and compliance organization and acquisition effectiveness.

At our actual achievement level of 100% of revenue, 113% of operating profit and 118% of diluted earnings per share, and for non-quantitative achievements, including our acquisition and integration of Ansoft, Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo each received bonus payments for 2008 that met or exceeded their targets because we achieved our revenue internal plan goals and overachieved our operating profit and earnings per share internal plan goals, and because of their level of performance on the individual goals identified above. Bonus payments in excess of 100% of target to Ms. Shields, Mr. Fairbanks and Ms. DiNardo also reflect their performance in connection with the acquisition and integration of Ansoft.

In 2008, Mr. Cashman received a cash bonus of $511,000, or 100% of his target bonus of $510,000; Ms. Shields received a cash bonus of $182,700, or 118% of her target bonus of $155,000; Mr. Fairbanks received a cash bonus of $198,850, or 102% of his target bonus of $195,000; Mr. Drew received a cash bonus of $134,500, or 100% of his target bonus of $135,000; and Ms. DiNardo received a cash bonus of $121,675, or 122% of her target bonus of $100,000. Our Compensation Committee deemed the resultant payout levels in excess of 100% of the target for named executive officers appropriate because we achieved our corporate objectives at 100% of revenue, and overachieved our corporate objectives at 113% of operating profit and 118% of earnings per share for 2008. Individual differences in bonus payments relative to targets at and above 100% were based on individual performance goals described above.

Total Cash Compensation Awarded in 2008

In setting cash compensation for Mr. Cashman for 2008, our Compensation Committee began by considering his planned and actual 2007 total compensation. They then analyzed the compensation practices of the peer companies listed at the top of page 13 and targeted a mid-point range for 2008 total compensation. Our Compensation Committee selected the mid-point as the appropriate point of comparison because we have moderately conservative compensation practices and want to balance our goals of retaining and rewarding our executives and serving our stockholders’ interests by not being a compensation leader. Mr. Cashman’s total targeted cash compensation for 2008 was within the mid-point range at 101% of the median.

Utilizing the peer companies listed at the top of page 13, Mr. Cashman’s targeted total cash compensation ($1,020,000) consisting of base salary ($510,000) and target bonus ($510,000) was at 101% of the median ($1,012,022). Base salary ($510,000) was at 103% of median ($493,265) and target bonus ($510,000) was at 109% of median ($468,602). His actual base salary ($510,000) plus achieved bonus ($511,000) resulted in actual total cash compensation ($1,021,000) equal to 101% of median for the peer group.

In his analysis for the total cash compensation to be paid to the other named executive officers for 2008, Mr. Cashman focused principally on internal equity compensation comparisons, and also considered the following factors: compensation levels of peers, legacy compensation levels, executive compensation trend lines, individual development and growth relative to Company performance. In setting the 2008 Compensation Plans, Mr. Cashman started with the 2007 Compensation Plans, and then considered peer companies listed at the top of page 13 and benchmarked each executive against the smaller set of peer companies listed at the bottom of page 13 under “Setting Executive Compensation.” Mr. Cashman utilized the benchmarks to test the reasonableness of his total cash compensation recommendations for 2008, and adjusted downward for geographic cost of living differences using on Standard Metropolitan Statistical Area metrics based on his belief that the cost of living is lower in certain regions where executives are located. The total cash compensation levels for Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo established for 2008 were all within a mid-point range of the peer group examined by Mr. Cashman. Mr. Cashman’s recommendations for total cash compensation for 2008 reflect adjustments from the 2007 Compensation Plans and actual compensation paid in 2007 primarily to achieve internal equity among the executive team considering each executive’s role, responsibilities, individual development and growth relative to Company performance. Our Compensation Committee concurred with Mr. Cashman’s recommendations for 2008 upon review of his analysis.

Variations Among Executive Officer Compensation

As our CEO and President, Mr. Cashman has primary responsibility for delivering results and managing operations so his compensation is determined based on Company-wide financial, organizational and strategic goals. Mr. Cashman has the highest variable component of his target bonus relative to his base salary, reflecting his overall operational and strategic responsibilities and their direct relationship to stockholder value. Since we achieved our internal financial plan at 100% for revenue and overachieved our internal financial plan at 113% for operating profit and 118% for earnings per share and he achieved many of his individual goals, Mr. Cashman received approximately his target bonus for 2008. In addition, it is also our Compensation Committee’s intent to ensure that Mr. Cashman’s interests are aligned with the interests of our stockholders in challenging times such as the macroeconomic conditions experienced during the second half of 2008 and continuing in 2009. Accordingly, his compensation is heavily weighted with an equity component.

As described above, our Compensation Committee also relies on benchmarking data in assessing the reasonableness of the compensation for all of the named executive officers. Despite being compensated more highly than the other named executive officers, Mr. Cashman’s base salary of $510,000 was at 103% of the median for CEOs in the peer group at the top of page 13. Mr. Cashman’s target bonus was planned at 100% of base salary, compared to the peer group median of 95% of base salary for target bonus, and he was awarded a cash bonus of $511,000, or 100% of base salary, based on achievement of our internal revenue and profitability plans, and his level of achievement of his individual goals.

There are also variations among decisions relating to other executive officers based on their respective roles in the organization.

Ms. Shields, our chief financial officer, has a variable component in her target bonus that is principally tied to corporate performance because of her corporate-wide finance and administration responsibilities, including considering any potential acquisitions. Ms. Shields received more than Mr. Drew and Ms. DiNardo because of her performance of her finance and administration responsibilities and her role in the acquisition and integration of Ansoft.

Mr. Fairbanks, our vice president of worldwide sales and support, has a higher variable component in his target bonus relative to his base salary because of his responsibilities in driving revenue and the heightened risk associated with his role. For example, individual goals for Mr. Fairbanks in 2008 included improvements in the development of a scalable, motivated, effective sales organization, forecast accuracy, services development and marketing integration. Mr. Fairbanks received the largest total compensation following Mr. Cashman because revenue increased in 2008 and the internal revenue plan was achieved due principally to his efforts.

Mr. Drew, our vice president of the central development unit, has variable components that reflect his role in organization of an integrated development function, product development, product management, staff development, key function leadership and common quality processes. Mr. Drew received total compensation commensurate with his role and performance of his significant organizational objectives.

Ms. DiNardo, our vice president, general counsel and secretary, has variable components that reflect her corporate-wide legal, corporate governance and compliance responsibilities, including any potential acquisitions. Ms. DiNardo received total compensation commensurate with her performance of her corporate-wide legal, governance and compliance responsibilities and her role in the acquisition and integration of Ansoft.

Equity Compensation

Equity compensation is intended to align the interests of executives with long-term stockholder interests and to create incentives for executives to work cooperatively to ensure we continue our successful growth. We have no set formula or timeframe for the granting of equity awards to individual executives or employees. In determining equity grants made in 2008, our Compensation Committee set aside a pool of options by considering the number of options available for grant under our stock option plan and reviewing an analysis prepared by our compensation consultant to determine market and stockholder value transfer levels. Our Compensation Committee believes that stock option and restricted stock grants help it achieve our compensation goals by giving executives a significant, long-term interest in our success, helping to attract and retain key executives in a competitive market for executive talent and aligning the interests of executives with long-term stockholder interests thereby enhancing stockholder value.

Our Compensation Committee monitors industry trends and applicable tax, accounting and regulatory changes and may in the future, for financial, competitive or other reasons, use other equity incentive vehicles in place of or in combination with stock options and restricted stock.

Equity Awards Granted for 2008

During Fiscal 2008, we granted options and deferred stock units (“DSUs”) to acquire an aggregate of 1,061,150 shares of our Common Stock to our employees, officers and non-affiliate independent Directors, representing 1% of the outstanding shares of our Common Stock as of December 31, 2008. Of this aggregate amount, our five named executive officers received stock options to acquire an aggregate of 233,000 shares, or approximately 22% of the total equity we granted in Fiscal 2008. Our employees and other officers received an aggregate of 748,750 stock options equal to approximately 71% of the total equity we granted in Fiscal 2008. Our non-affiliate independent Directors received an aggregate of 58,000 options and 21,400 deferred stock units (“DSUs”) equal to approximately 7% of the total equity we granted in Fiscal 2008 pursuant to the terms of our Option Plan.

In setting the individual equity awards based on the available options, our Compensation Committee considered comparisons to the peer group listed at the top of page 14, longer-term performance, leadership potential, the responsibilities to be assumed by each executive in the upcoming fiscal year, the responsibilities of each executive in prior periods, existing option holdings, the size of awards made to each executive in prior years relative to our overall performance, available stock for issuance under our option plan, potential grants in future years and the projected retention incentive profile for each executive beyond 2008. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew received an equity award below the 25th percentile identified by the compensation consultant and Ms. DiNardo received an equity grant at the 25th percentile, which our Compensation Committee determined to be appropriate levels considering the factors noted below as well as our historic equity grant levels, the equity grants to the employee population generally and each executive’s overall level of compensation.

Mr. Cashman received a grant of options to purchase 100,000 shares of our common stock, which was significantly more than the other named executive officers received, because in his role as CEO he bears more of the responsibility for our performance and has a larger variable compensation component that reflects this greater risk. In determining the option awards for Mr. Cashman in 2008, our Compensation Committee considered short and long-term performance, long-term potential and leadership capability, our broader scope given the Ansoft acquisition and future retention incentives. Our Compensation Committee also reviewed past stock awards and Mr. Cashman’s current option holdings, internal comparisons and utilized the benchmark data from the peer companies listed at the top of page 14 in order to target Mr. Cashman’s 2008 grant below the 25th percentile.

Ms. Shields received a grant of options to purchase 35,000 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of her performance in connection with the acquisition and integration of Ansoft. The grant to Ms. Shields was below the 25th percentile of the consultant’s peer group. Mr. Fairbanks received a grant of options to purchase 40,000 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of the achievement of the sales organization and his performance in connection with the acquisition and integration of Ansoft. The grant to Mr. Fairbanks was below the 25th percentile of the consultant’s peer group. Mr. Drew received a grant of options to purchase 30,000 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of his performance in product development activities. The grant to Mr. Drew was below the 25 th percentile of the consultant’s peer group. Ms. DiNardo received a grant of options to purchase 28,000 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of her performance in connection with the acquisition and integration of Ansoft. The grant to Ms. DiNardo was at the 25th percentile of the consultant’s peer group.

Differences in equity grant levels among Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo reflect their varying roles and responsibilities, contributions to the Company’s achievement in 2008 and internal equity considerations.

Equity Grant Policy

In October 2006, our Compensation Committee approved and adopted the ANSYS, Inc. Equity Grant Policy effective December 31, 2006. Under our policy, all grants, and the terms and conditions thereof, are authorized and approved by our Compensation Committee. Our Compensation Committee may authorize block grants of options or stock for employees who are not our executive officers or directors, and delegate the allocation of those awards to our CEO, CFO, General Counsel and Vice President of Human Resources. Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make new hire option grants of less than 10,000 options per new hire, not to exceed an aggregate of 50,000 delegated new hire option grants per calendar quarter. Our Compensation Committee must authorize and approve any change to the terms and conditions of any grant and any exceptions to our policy.

Under our policy, grants to existing directors, officers, employees, consultants and key persons occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for all grants will be the later of (i) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, or (ii) two (2) business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter. No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant date for delegated new hire grants shall be the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date.

The grant or exercise price for all grants will be the fair market value of the stock on the grant date. It is our policy to set the fair market value equal to the closing price of the stock on the grant date.

Equity Ownership by Executives

On July 25, 2007, our Committee approved Management Stock Ownership Guidelines. Under these guidelines, all members of our senior management team are required to own equity in the Company equal to a minimum of two times their base salary, and to attain this minimum stock ownership level within four years. For purposes of this calculation, at least one half of the minimum must be comprised of shares of stock and the balance may be comprised of up to one half of the value of an executive’s vested stock option gains. The Management Stock Ownership Guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com.

Perquisites

Some of our executives receive de minimus benefits that are not available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

Perquisites Provided in 2008

All of our named executive officers participated in the same Company retirement plans that are available to all of our eligible employees. Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo each received a Company retirement plan contribution of $9,050. Mr. Cashman received an auto allowance and reimbursement for auto usage-related expenses of $9,168 (including tax gross up), life insurance premiums totaling $3,430 and spouse paid travel for the President’s Club trip of $983 (including tax gross up). Mr. Fairbanks received an auto allowance of $6,000 and spouse paid travel for the President’s Club trip of $1,005 (including tax gross up). Our corporate health and other insurance plans are the same for all eligible employees, and our executives pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our U.S.-based employees are eligible to participate in our 401(k) plans. In any plan year, we will contribute to each ANSYS, Inc. participant a matching contribution as follows: a dollar for dollar match for the first 3% an employee contributes to his or her 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All other executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change-of-Control Agreements.”

Employment, Severance and Change-of-Control Agreements

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our Chairman, CEO and some employees of our foreign or acquired subsidiaries, which is consistent with our moderately conservative compensation philosophy. We have entered into severance agreements with these individuals because of the unique situations of each of these executives.

We have an employment agreement with Mr. Peter J. Smith, our Chairman, dated March 28, 1994, which was entered into in connection with his employment with us. Mr. Smith’s severance payment and change of control benefits were established in 1994 and reflect competitive conditions at the time of his employment and have been maintained because his role is viewed by our Compensation Committee as critical to any change of control that could be advantageous to our stockholders. Mr. Smith’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for severance at the annual rate of $300,000 and continuation of then-existing benefits in the event Mr. Smith’s employment is terminated by us without cause or in the event of a constructive termination (as defined therein) until the earlier of one year after termination or Mr. Smith’s acceptance of other employment and (iv) restricts competitive activities by Mr. Smith for one year following termination of his employment other than for cause or in the event of a constructive termination. We provided Mr. Smith with funds at the time of his employment to purchase a $300,000 annuity resulting in payments to Mr. Smith beginning at age 62.

We have an employment agreement with Mr. Cashman, which was entered into in April 2003 based on competitive and benchmark data at that time. Mr. Cashman’s severance payment and change of control benefits were established in 2003 for retention reasons and because our Compensation Committee views his role as critical to any change of control which could be advantageous to our stockholders. His payments reflect competitive comparisons made at the time to the following peer companies: Advent Software, Inc., Ansoft Corp., Business Objects SA, Cadence Design Systems Inc., Citrix Systems, Inc., Kronos Inc., Manhattan Associates, Inc., MapInfo Corp., Mentor Graphics Corp., Mercury Interactive, Moldflow Corp., MSC Software Corp., MTS Systems Corp. and Parametric Technology Corp. Mr. Cashman’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for termination benefits equal to two times his combined salary and target bonus and continuation of benefits then in effect if we terminate him without cause at any time or demote or terminate him with or without cause within 180 days following a change of control of us, or if he resigns following our material breach of his employment agreement, (iv) in the case of change of control of us, provides that all awarded stock options shall become fully vested upon the effective date of the transaction, (v) provides Mr. Cashman with a $2.0 million term life insurance policy, the proceeds of which are payable to beneficiaries designated by Mr. Cashman, and (vi) restricts competitive activities by Mr. Cashman for two years following the termination of his employment with us regardless of the basis of that termination. Our compensation consultant reviewed these terms in December 2006 and verified that they were in line with competitive practices.

In November 2008, Mr. Smith’s and Mr. Cashman’s employment agreements were amended primarily to comply with Section 409A of the Internal Revenue Code and no additional compensation was included in either amendment. The deadline for bringing agreements in to full documentary compliance with Section 409A was December 31, 2008. Based on a review of the agreements in place between the Company and each of Mr. Smith and Mr. Cashman, it was determined that each such agreement should be amended to ensure that it would be exempt from, or compliant with, Section 409A, while still preserving the material terms of the Company’s agreement with each executive. The amendments generally clarify the timing of certain payments to be made under the agreements and add certain provisions that are required by Section 409A to be included in agreements between a public company and its officers.

Given their roles in ensuring the success of any corporate transactional activities and the relative exposure of their roles following any such transaction, we have agreements with Mr. Peter J. Smith, our Chairman, Mr. Cashman and Ms. Shields, which provide that all stock options awarded to each of them are subject to “single trigger” vesting and shall become fully vested in the event of a change of control of the Company. The value of these benefits was considered appropriate because of the key role of these individuals in any change of control transaction and because this payment would be a function of our success and the delivery of stockholder value, as reflected in the stock price at the time of the change of control. Assuming a change of control occurred on December 31, 2008 and that the price per share was the closing market price as of that date, Mr. Smith would have received $90,413, Mr. Cashman would have received $3,025,350 and Ms. Shields would have received $271,210, respectively, in connection with the vesting of their stock options.

We have stock option agreements with all employees and executive officers who have been granted stock options. With the exception of Mr. Smith, Mr. Cashman and Ms. Shields, all of our employee stock option agreements, including those of Mr. Fairbanks, Mr. Drew and Ms. DiNardo, are subject to “double-trigger” vesting, meaning that if within 18 months of a change of control, their respective employment is terminated without cause or is terminated by such employee after any material adverse modification of his or her duties, principal employment location or compensation, then all stock options awarded to that employee would become fully vested. These named executive officers are subject to double-trigger vesting rather than single-trigger vesting because our Compensation Committee believed at the time of the grants that they were less likely to lose their positions with us upon a change of control. Assuming a change of control occurred on December 31, 2008, their employment was terminated on December 31, 2008, and the price per share was the closing market price as of that date, Mr. Fairbanks, Mr. Drew and Ms. DiNardo would have received $253,501, $54,320 and $190,101, respectively, in connection with the vesting of their stock options.

In addition, each of Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo have stock award grants totaling 4,294, 2,528, 2,528, 800, and 1,442 shares, respectively. These shares were fully vested upon grant and are subject only to a lock-up agreement restricting transfer until the earlier of (i) the fourth anniversary of the grant date, (ii) termination of employment with us, or (iii) a change of control of the Company.

Had a change of control occurred during Fiscal 2008 and had their employment been terminated on December 31, 2008, Mr. Smith, Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo would have been eligible to receive the severance payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 27 of this Proxy Statement.

Our Compensation Committee has implemented these change of control arrangements because it believes that such arrangements are necessary to protect the interests of our senior executives when a potential change of control could affect such executive’s job security, authority, or compensation and that these arrangements help us recruit and retain executive-level talent. These change of control arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board of Directors and stockholders that is not related to such concerns. Our Compensation Committee considers these potential payments in tally sheet format when considering decisions on the compensation elements. In general, change of control agreements are in place to provide appropriate incentive in a change of control situation positive to stockholders. Our Compensation Committee gives significantly greater weight to Company performance and individual goal achievement than it does to prospective change of control payments in making compensation decisions.

Compensation Earned

Summary Compensation Table

(Fiscal Year 2008)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
James E. Cashman III,	2008	$510,000	$511,000	—	$1,162,510	—	—	$22,631	$2,206,141
CEO	2007	$470,000	$536,900	—	$1,567,192	—	—	$42,118	$2,616,210
	2006	$440,000	$647,106	—	$1,502,900	—	—	$38,423	$2,628,429

Maria T. Shields,	2008	$215,000	$182,700	—	$406,879	—	—	$9,050	$813,629
CFO	2007	$189,167	$156,800	—	$455,910	—	—	$29,250	$831,127
	2006	$168,333	$178,297	—	$429,400	—	—	$26,400	$802,430

Joseph C. Fairbanks, Jr.,	2008	$225,000	$198,850	—	$465,004	—	—	$16,055	$904,909
Vice President, Sales	2007	$199,000	$217,500	—	$498,652	—	—	$36,297	$951,449
	2006	$176,583	$224,897	—	$429,400	—	—	$34,125	$865,005

Brian C. Drew,	2008	$180,000	$134,500	—	$348,753	—	—	$15,501	$678,754
Vice President,	2007	$170,132	$138,000	—	$398,922	—	—	$5,215	$712,269
Development	—	—	—	—	—	—	—	—	—

Sheila S. DiNardo,	2008	$165,000	$121,675	—	$325,503	—	—	$9,050	$621,228
Vice President, Legal	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)	2008 base salary for Mr. Cashman was effective January 1, 2008. 2008 base salaries for the other NEOs was effective March 1, 2008.
(2)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 44 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007, page 53 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2008, and on page 62 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2009 for the relevant assumptions used to determine the valuation of our option awards in 2006, 2007 and 2008. The amounts in the table reflect the dollar amount that was or will be recognized for financial statement reporting purposes over the four-year vesting period, in accordance with SFAS 123R, of stock options issued in 2006, 2007 and 2008 pursuant to our Option Plan. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.
(3)	For Mr. Cashman, consists of life insurance premiums of $3,430, costs for auto allowance and reimbursement for auto usage-related expenses of $9,168 (including tax gross up), Company contributions to the 401(k) plan of $9,050 and spouse paid travel for the President’s Club trip of $983 (including tax gross up) for 2008. For Mr. Fairbanks, consists of costs for auto allowance of $6,000, Company contributions to the 401(k) plan of $9,050, and spouse paid travel at the President’s Club trip of $1,005 (including tax gross up) for 2008. For Mr. Drew, consists of Company contributions to the 401(k) plan of $9,050 and vacation payout of $6,451 for 2008. For Ms. Shields and Ms. DiNardo, consists solely of Company contributions to the defined contribution and 401(k) plans of $9,050.

Grants of Plan-Based Awards

(Fiscal Year 2008)

Name	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James E. Cashman III, CEO	11/14/08	11/13/08	—	—	—	—	—	—	—	100,000	$28.40	$1,162,510
Maria T. Shields, CFO	11/14/08	11/13/08	—	—	—	—	—	—	—	35,000	$28.40	$406,879
Joseph C. Fairbanks, Jr., Vice President, Sales	11/14/08	11/13/08	—	—	—	—	—	—	—	40,000	$28.40	$465,004
Brian C. Drew, Vice President, Development	11/14/08	11/13/08	—	—	—	—	—	—	—	30,000	$28.40	$348,753
Sheila S. DiNardo, Vice President, Legal	11/14/08	11/13/08	—	—	—	—	—	—	—	28,000	$28.40	$325,503

(1)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 62 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2009 for the relevant assumptions used to determine the valuation of our option awards in 2008. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, in accordance with SFAS 123R, of stock options issued in 2008 pursuant to our Option Plan. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.

Our Compensation Committee authorized the grant of stock option awards to our named executive officers at a regularly scheduled meeting, which was held on November 13, 2008, the same date on which it authorized the grant of stock option awards to our other officers and employees. In keeping with our standard policy and practice, the employee option allocation was finalized and all of the awards were granted on November 14, 2008, which was during the next open trading window after our Compensation Committee meeting. The exercise price of the stock options that were awarded was $28.40 per share, the closing price of our Common Stock on the grant date as reported on the NASDAQ Global Select Market. The terms of the options provide for vesting in four equal annual installments commencing one year from the date of grant. The options have a 10-year life.

Outstanding Equity Awards at Fiscal Year-End

(Fiscal Year 2008)

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Cashman III, CEO	42,180	—		—	$1.72	03/31/09	—	—	—	—
	93,680	—		—	$2.56	01/28/10	—	—	—	—
	400,000	—		—	$2.86	02/02/11	—	—	—	—
	320,000	—		—	$5.63	02/06/12	—	—	—	—
	300,000	—		—	$9.28	02/05/14	—	—	—	—
	150,000	250,000	(1)	—	$16.88	02/10/15	—	—	—	—
	70,000	70,000	(2)	—	$24.01	11/20/16	—	—	—	—
	27,500	82,500	(3)	—	$38.75	11/15/17	—	—	—	—
	—	100,000	(4)	—	$28.40	11/14/18	—	—	—	—

Maria T. Shields, CFO	60,000	—		—	$2.66	05/01/10	—	—	—	—
	60,000	—		—	$4.68	08/20/11	—	—	—	—
	52,000	—		—	$4.94	10/22/12	—	—	—	—
	20,000	—		—	$7.15	05/30/13	—	—	—	—
	12,000	4,000	(5)	—	$16.88	02/10/15	—	—	—	—
	5,000	15,000	(6)	—	$17.92	07/27/15	—	—	—	—
	20,000	20,000	(7)	—	$24.01	11/20/16	—	—	—	—
	8,000	24,000	(8)	—	$38.75	11/15/17	—	—	—	—
	—	35,000	(9)	—	$28.40	11/14/18	—	—	—	—

Joseph C. Fairbanks, Jr., Vice President, Sales	50,000	—		—	$4.70	10/10/11	—	—	—	—
	14,000	—		—	$4.94	10/22/12	—	—	—	—
	11,250	3,750	(10)	—	$16.88	02/10/15	—	—	—	—
	4,500	13,500	(11)	—	$17.92	07/27/15	—	—	—	—
	20,000	20,000	(12)	—	$24.01	11/20/16	—	—	—	—
	8,750	26,250	(13)	—	$38.75	11/15/17	—	—	—	—
	—	40,000	(14)	—	$28.40	11/14/18	—	—	—	—

Brian C. Drew, Vice President, Development	14,000	14,000	(15)	—	$24.01	11/20/16	—	—	—	—
	7,000	21,000	(16)	—	$38.75	11/15/17	—	—	—	—
	—	30,000	(17)	—	$28.40	11/14/18	—	—	—	—

Sheila S. DiNardo, Vice President, Legal	44,500	—		—	$9.28	02/05/14	—	—	—	—
	9,376	3,124	(18)	—	$16.88	02/10/15	—	—	—	—
	3,000	9,000	(19)	—	$17.92	07/27/15	—	—	—	—
	17,000	17,000	(20)	—	$24.01	11/20/16	—	—	—	—
	6,625	19,875	(21)	—	$38.75	11/15/17	—	—	—	—
	—	28,000	(22)	—	$28.40	11/14/18	—	—	—	—

(1)	An option to acquire 50,000 shares vests on February 10 of each year from 2009-2013.
(2)	An option to acquire 35,000 shares vests on November 20 of each year from 2009-2010.
(3)	An option to acquire 27,500 shares vests on November 15 each year from 2009-2011.
(4)	An option to acquire 25,000 shares vests on November 14 each year from 2009-2012.
(5)	An option to acquire 4,000 shares vests on February 10 of 2009.
(6)	An option to acquire 5,000 shares vests on July 27 of each year from 2009-2011.
(7)	An option to acquire 10,000 shares vests on November 20 of each year from 2009-2010.
(8)	An option to acquire 8,000 shares vests on November 15 of each year from 2009-2011.
(9)	An option to acquire 8,750 shares vests on November 14 of each year from 2009-2012.
(10)	An option to acquire 3,750 shares vests on February 10 of 2009.
(11)	An option to acquire 4,500 shares vests on July 27 of each year from 2009-2011.

(12)	An option to acquire 10,000 shares vests on November 20 of each year from 2009-2010.
(13)	An option to acquire 8,750 shares vests on November 15 of each year from 2009-2011.
(14)	An option to acquire 10,000 shares vests on November 14 of each year from 2009-2012.
(15)	An option to acquire 7,000 shares vests on November 20 of each year from 2009-2010.
(16)	An option to acquire 7,000 shares vests on November 15 of each year from 2009-2011.
(17)	An option to acquire 7,500 shares vests on November 14 of each year from 2009-2012.
(18)	An option to acquire 3,124 shares vests on February 10 of 2009.
(19)	An option to acquire 3,000 shares vests on July 27 of each year from 2009-2011.
(20)	An option to acquire 8,500 shares vests on November 20 of each year from 2009-2010.
(21)	An option to acquire 6,625 shares vests on November 15 of each year from 2009-2011.
(22)	An option to acquire 7,000 shares vests on November 14 of each year from 2009-2012.

Option Exercises and Stock Vested

(Fiscal Year 2008)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Cashman III, CEO	34,000	$1,075,495	—	—
Maria T. Shields, CFO	—	—	—	—
Joseph C. Fairbanks, Jr., Vice President, Sales	—	—	—	—
Brian C. Drew, Vice President, Development	—	—	—	—
Sheila S. DiNardo, Vice President, Legal	15,500	$600,239	—	—

Potential Payments under Employment, Severance and Change-of-Control Agreements

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers were terminated without cause or by the employee for good reason.

Name	Salary & Bonus ($)	Benefits ($) (1)	Outplacement Services ($)	Total ($)(2)
James E. Cashman III, CEO	$2,040,000	$98,676	$61,200	$2,199,876
Maria T. Shields, CFO	—	—	—	—
Joseph C. Fairbanks, Jr., Vice President, Sales	—	—	—	—
Brian C. Drew, Vice President, Development	—	—	—	—
Sheila S. DiNardo, Vice President, Legal	—	—	—	—

(1)	Consists of health, dental, and vision insurance coverage, and $78,462 for accrued vacation. The insurance value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2008 and is valued at the premium in effect on December 31, 2008.
(2)	Mr. Cashman is entitled to two years of salary and bonus and benefits. The amounts set forth in this row show the aggregate payments to which he is entitled over the two-year period.

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their options under certain circumstances as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.”

Mr. Cashman and Ms. Shields are subject to “single-trigger” vesting, so upon a change of control, all of their options would immediately vest. Assuming a change of control occurred on December 31, 2008 and that the price per share is the closing market price as of that date, Mr. Cashman would receive $3,025,350 and Ms. Shields would receive $271,210, respectively.

Each of Mr. Fairbanks, Mr. Drew and Ms. DiNardo is subject to “double-trigger” vesting.” Assuming a change of control and termination of employment on December 31, 2008 and that the price per share is the closing market price as of that date, Mr. Fairbanks, Mr. Drew and Ms. DiNardo would receive $253,501, $54,320 and $190,101, respectively.

Each of Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Drew and Ms. DiNardo have stock award grants totaling 4,294, 2,528, 2,528, 800, and 1,442 shares that would no longer be subject to a lock-up agreement restricting transfer upon a change of control of the Company.

Compensation Consultant

In September 2007, our Compensation Committee retained the services of F.W. Cook, who was charged, among other things, with updating its competitive assessment of our CEO and executive officer base salary, target bonus and equity compensation. In October 2008, following our acquisition of Ansoft, our Compensation Committee directed F.W. Cook to update its 2007 competitive assessment considering the Company’s increased size and growth. In preparing each of its analyses, F.W. Cook developed a peer group of public companies consisting of firms comparable in size and industry to ours, and analyzed our relative performance in terms of revenue, revenue growth, net income, net income growth, diluted earnings per share growth, EBIT growth, market capitalization, 1-year revenue growth, 1-year total stockholder return, 3-year revenue growth, 3-year net income growth, 3-year total stockholder return and number of employees. Our Compensation Committee considered the recommendations of F.W. Cook when setting the base salary and target bonus of our CEO and executive officers for Fiscal 2008 and when making executive equity awards in Fiscal 2008.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the four highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for Fiscal 2008 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for Fiscal 2008, and be incorporated by reference in our Annual Report on Form 10-K for Fiscal 2008 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

John F. Smith, Chairman

William R. McDermott

Jacqueline C. Morby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche LLP, an independent registered public accounting firm, served as our independent auditor for Fiscal 2008, and has reported on our 2008 consolidated financial statements and internal control over financial reporting. Our Audit Committee appointed Deloitte and Touche LLP to serve as our independent auditor for fiscal year 2009 and we are seeking your ratification of that appointment. A representative of Deloitte and Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Committee Report to Stockholders

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual operating results, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to Fiscal 2008, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with Deloitte and Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

•	Received the written disclosures and the letter from Deloitte and Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte and Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bradford C. Morley, Chairman

Michael C. Thurk

Patrick J. Zilvitis

Independent Registered Public Accounting Firm Services and Fees

The Company has selected Deloitte and Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2009.

A representative of Deloitte and Touche LLP will be present at our Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

Our Audit Committee pre-approves all auditing services and the terms thereof and all non-audit services, provided that the pre-approval requirement is waived for any non-audit services if the “de minimus exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act is satisfied.

The following table sets forth the aggregate fees billed to the Company for professional services rendered by our principal accounting firm, Deloitte and Touche LLP, for the fiscal years ended December 31, 2008 and 2007, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2008	2007
Audit Fees	$1,379,000	$941,000
Audit-Related Fees	$173,000	$43,000
Tax Fees	$726,000	$328,000
All Other Fees	$2,000	2,000

	$2,280,000	$1,314,000

Deloitte and Touche LLP did not provide any services to us related to financial information systems design and implementation during 2008 or 2007.

“Audit Fees” in 2008 and 2007 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our Annual Reports on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-Related Fees” are for assurance and related services by Deloitte and Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax Fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2008 and 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any requests for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte and Touche LLP is compatible with maintaining Deloitte and Touche LLP’s independence, and has concluded that it is compatible.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2010 annual meeting of stockholders must be received by the Company on or before December 4, 2009, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: Secretary, ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2010 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 15, 2010, nor later than February 28, 2010, in accordance with the Company’s By-laws.

Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee should send such recommendations to the Secretary of the Company at the Company’s executive offices not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year was released. Such recommendations must include: (1) the name and address of record of the stockholder; (2) a representation that the stockholder is a record holder of the Company’s Common Stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate which address the minimum qualifications described above; (5) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board to serve the long-term interests of the Company and its stockholders. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC and the nominees will be evaluated in the same manner as those nominated by the directors.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for our Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER

COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 13, 2009. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ANSYS, INC.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR

THE ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 2009

The undersigned hereby appoints JAMES E. CASHMAN III and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of stock of ANSYS, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held at the Southpointe Club, Southpointe, 360 Southpointe Blvd., Canonsburg, Pennsylvania on Thursday, May 14, 2009, at 2:00 p.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

(Continued, and to be signed and dated, on reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for ANSYS, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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The Board of Directors recommends a vote FOR the election of the nominees as directors and FOR Proposal 2.

Please mark your votes as indicated in this example	☒

	FOR the nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed to the left	•EXCEPTIONS		FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS	☐	☐	☐	2. RATIFY THE SELECTION OF DELOITTE AND TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

Nominees: 01 Peter J. Smith 02 Bradford C Morley 03 Patrick J. Zilvitis				3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)				THIS PROXY WILL BE VOTED AS DIRECTED HEREON, OR IF RETURNED EXECUTED, WITH NO DIRECTION GIVEN, WILL BE VOTED FOR THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

•Exceptions				PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.

Mark Here for Address
Change or Comments ☐ SEE REVERSE

Signature	Signature	Date

Executors, administrators, trustees, attorneys, etc., should give full title as such. If the signer is a corporation or partnership, please sign full corporate or partnership name by duty authorized officer.

▲   FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/anss

OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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